Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Nocopi Technologies, Inc., of our report dated July 30, 2026, relating to the financial statements of Polymeric U.S., Inc. as of and for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Aprio, LLP

Overland Park, Kansas

October 15, 2026